EXHIBIT 11

                          ORION PICTURES CORPORATION
                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                   (in thousands, except per-share amounts)


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                                                Three Months Ended May 31,
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                                                     1995        1994
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Net loss                                          $  (9,761)  $ (12,104)
                                                  ==========  ==========
Weighted average number of shares outstanding        20,000      20,000
                                                     =======     =======
Loss per common share                             $   (0.49)  $   (0.61)
                                                  ==========  ==========